CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2015
FOURTH INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.

2.
Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan to provide for an automatic escalation program, whereby certain Automatic Deferred Cash Contributions, Deferred Cash Contributions and Roth Deferred Cash Contributions are increased annually up to a certain amount, unless an affected Member elects to not have such increased contributions made, effective January 1, 2017.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.

4.	Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

5.	Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.
Amendments to the Plan:

1.	Section 3.04A is added to read as follows:
3.04A    Automatic Increase Program
Each (a) Member who has made an affirmative election described in Section 3.01(a) or 3.04(a) or (b) Covered Member described in Section 3.03 (other than a Covered Member described in Section 3.03(b) who has made an affirmative election to have no Deferred Cash Contributions made on his behalf) shall have the percentage of Compensation currently designated with respect to Deferred Cash Contributions and/or Roth Deferred Cash Contributions or the percentage of Compensation currently in effect with respect to or in lieu of Automatic Deferred Cash Contributions, if applicable, increased automatically as of the pay date for the first payroll period that begins after the effective date of annual merit increases in Compensation, unless he makes an affirmative election to the contrary no later than such pay date by giving notice to the Administrative Committee or its designee in accordance with applicable administrative procedures. The amount of such annual percentage increase shall be 1% of the Member’s or Covered Member’s Compensation or such lesser amount that is necessary to satisfy the limitation described in the following sentence. In no event shall the percentage election in effect with respect to a Member or Covered Member after taking into account the provisions of this Section 3.04A exceed 6% of the Member’s or Covered Member’s Compensation.

Annual percentage increases described in this Section 3.04A shall be allocated to the Member’s or Covered Member’s Deferred Account and Roth Deferred Cash Contribution Account, in that order,

to the extent that a percentage election is in effect with respect to each such Account immediately prior to each such increase.

2.	The first paragraph of Section 3.09 is amended in its entirety to read as follows:
The percentages of Compensation designated or deemed designated by a Member under Sections 3.01, 3.02, 3.04, 3.04A and 3.05 shall automatically apply to increases and decreases in his Compensation. A Member may change his election under Sections 3.01, 3.02, 3.04, 3.04A and 3.05 by giving notice to the Administrative Committee or its designee. The changed percentage shall become effective as soon as administratively practicable following the delivery of such notice.

3.	The first sentence of Section 3.10(a) is amended in its entirety to read as follows:
A Member may suspend his contributions under Section 3.05 and/or revoke his election under Section 3.01, 3.02, 3.04 or 3.04A at any time by giving notice to the Administrative Committee or its designee.

4.	The second sentence of Section 3.10(b) is amended in its entirety to read as follows:
A Member who has revoked his election under Section 3.01, 3.02, 3.04 or 3.04A may elect to resume having his Compensation reduced in accordance with Section 3.01, 3.02, 3.04 or 3.04A by giving notice to the Administrative Committee or its designee.
Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2016.

Curtiss-Wright Corporation
Administrative Committee

By:	/s/ Paul J. Ferdenzi